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                                                                    EXHIBIT 99.2


           ROSS TECHNOLOGY ANNOUNCES COMPLETION OF SALE OF BRIDGEPOINT MANUFACTURING OPERATIONS; CERTIFICATE OF DISSOLUTION TO BE FILED

         AUSTIN, Texas, December 16, 1998 - ROSS Technology, Inc. (OTC Bulletin
Board: RTEC) announced today that it has completed the sale of its BridgePoint business unit to BridgePoint Technical Manufacturing Corporation pursuant to the Asset Purchase Agreement dated as of July 23, 1998 between the Company and BridgePoint Technical Manufacturing Corporation. The BridgePoint business unit was formed in the second quarter of 1998 to contain the Company's scaled back sales, service and operations employees, as well as the inventory related to the Company's 32-bit products. The purchase price of the BridgePoint sale was $5.66 million in cash, which includes $250,000 that was deposited by BridgePoint in an escrow account for an indemnification holdback, plus the assumption of certain liabilities. There was also, at the closing, a net purchase price adjustment paid to BridgePoint of approximately $1.06 million (subject to post-closing adjustment) for the proration of certain operating expenses and revenues reasonably allocable to the BridgePoint business unit as of June 29, 1998 through closing. In addition, the Company paid $1.72 million to BridgePoint in connection with BridgePoint's assumption of certain warranty repair liabilities for previous product sales to customers throughout the world.

         As previously announced, the Company's Board of Directors has approved a Plan of Complete Liquidation and Dissolution, pursuant to which the Company will be liquidated by the sale of all or substantially all of its remaining assets and payment of claims, obligations and expenses owing to the Company's creditors. The Plan of Liquidation was approved by the Company's majority stockholder. The Company expects to file promptly a certificate of dissolution with the Secretary of State of the State of Delaware. At such time, the Company's transfer books will be closed and the Company's common and preferred stock will be treated as no longer being outstanding. Following the filing of the certificate of dissolution, the Company will cease all of its business activities, except as necessary for the sale of its remaining assets and for the proper winding up of the Company pursuant to Delaware law. Based on the anticipated value of the Company's assets and the amount owed to creditors of the Company, the Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders.

ROSS Overview

         ROSS Technology, founded in 1988, is a majority-owned subsidiary of Fujitsu Limited. A minority position in ROSS is held by Sun Microsystems, Inc. As of December 1, 1998, the Company's outstanding Common Stock was held 60 percent by Fujitsu, 4 percent by Sun, and 36 percent by employees and the public.